CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 27, 2015, relating to the financial statements and financial highlights which appears in the February 28, 2015 Annual Report to Shareholders of Invesco Limited Maturity Treasury Fund, one of the funds constituting AIM Investment Securities Funds (Invesco Investment Securities Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 17, 2015